Exhibit 10.57

Date:     February 12, 2021
To:     Kurt Johnson
From:        Jay Bray
Subject:     Promotion to Executive Vice President

On behalf of Mr. Cooper, I am thrilled to promote and appoint you to Executive Vice President, Chief Credit & Risk Officer. In this role, you will continue to report directly to me.

Annual Base Salary: In recognition of your performance and promotion, effective February 28, 2021, your new annual base salary will be $325,000 paid bi-weekly in the amount of $12,500.

Annual Bonus Opportunity: Beginning in 2021, you will be eligible to participate in the Executive Management Incentive Plan (EMIP). Your maximum annual bonus opportunity will be 200% of your annual base salary or $650,000. Your target bonus will be 120% of your maximum bonus opportunity or $390,000. Your bonus will be based on achieving Company, functional and individual performance goals established by the CEO. In addition, you must be actively employed by Mr. Cooper on the day the bonus is paid to receive an award.
Long-Term Incentive Opportunity: Beginning in 2021, you will be eligible for a target annual equity award valued at $350,000. The grants are usually made in March and typically vest equally over three years. All awards must be approved by the Compensation Committee of the Board of Directors.
Non-competition: You agree that while employed by Mr. Cooper and for the twelve (12) month period immediately following your termination of employment, you shall not directly or indirectly, either as principal, agent, employee, employer, consultant, partner or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other representative capacity, engage or otherwise participate in any manner or fashion with any business, whose primary business is in direct competition with the business of Mr. Cooper, Xome Holdings LLC and their subsidiaries or of any other business in which Mr. Cooper or its subsidiaries is engaged in at the time of your termination of employment. For clarification, any business that derives the majority of their revenue from mortgage servicing, mortgage origination, or providing services related to purchasing or refinancing a home, would be considered a direct competitor. You further agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Mr. Cooper and its respective affiliates, imposes no undue hardship on you, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.
Severance: Should Mr. Cooper terminate your employment without cause, or if you terminate your employment for good reason, during the initial twenty-four (24) months of your employment, you will be entitled to severance of twelve (12) months of your current salary plus 100% of the higher of your target bonus or your prior year’s bonus; the next tranche of restricted stock units scheduled to vest for each grant awarded to you; accrued benefits; and continuation of your coverage under the Company’s medical plan until the earlier of the period of time it takes you to become eligible for the medical benefits program of a new employer or 12 months from the date of such termination, subject to providing Mr. Cooper and their affiliates, as applicable, with a signed release of claims in a form adopted by such company from time to time, which shall contain reasonable and customary terms and conditions.  Severance shall be paid bi-weekly in accordance with standard payroll practices. If Mr. Cooper terminates your employment without cause, or you terminate your employment for good reason, after the first twenty-four (24) months of employment, you shall be entitled to receive such severance as may be consistent with the then current practices of the Company.
The Company may terminate your employment either with or without Cause. For purposes of this agreement, “Cause” shall mean:
(i)      willful misconduct or willful neglect by you in the performance of your duties to the Company;
(ii)      your willful failure to adhere materially to the clear directions of the Board or to adhere materially to the Company’s material written policies;
(iii)      your conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any other conviction which would render you ineligible for employment for the Company; or
(iv)      your willful breach of any of the material terms and conditions of this letter agreement.
The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of the agreement, “Good Reason” means:
the occurrence, without the express written consent of Executive, of any of the following circumstances, unless, with respect to clauses (i), (ii), (iii) and (iv) hereof, such circumstances are corrected by the Company in all material respects within thirty (30) days following written notification by Executive to the Company (which written notice must be delivered within thirty (30) days after the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below:
(i) a material reduction in your base salary;
(ii) a material diminution in the authorities, duties or responsibilities of Executive;
(iii) a requirement that the Executive report to someone other than the CEO, or
(iv) Company’s breach of any term of this Agreement.
Non-solicit: You agree that during the period of your employment and for the twelve (12) month period immediately following the date of your termination of employment with Mr. Cooper for any reason, you shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of Mr. Cooper or any of their successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with Mr. Cooper or any of their successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Mr. Cooper or any of their successors, assigns, subsidiaries or affiliates, for any other reason.
Employment at will: Nothing herein constitutes an offer of employment for any definite period of time. The employment relationship is "at-will" which affords you and Mr. Cooper the right to terminate the relationship at any time for no reason or any reason, with 60 days’ notice.

We look forward to your continued success in this new vital role at Mr. Cooper. If you have any questions or concerns, please feel free to give me a call.

Sincerely,

/s/ Jay Bray
Jay Bray
Chairman & CEO

I, Kurt Johnson, accept and agree to all the terms and conditions contained in this promotion offer letter.

/s/ Kurt Johnson
(Signature)